Exhibit 10.3

COMMERCIAL PROMISSORY NOTE (Base Rate)

Debtor Name

DecisionPoint Systems, Inc., a Delaware corporation

Debtor Address	Office	Loan Number
8697 Research Dr.	45064	191-208-353-9
Irvine, CA 92618-4204
	Maturity Date	Amount
	July 31, 2024	$9,000,000.00

$9,000,000.00	Date July 30, 2021

FOR VALUE RECEIVED, on July 31, 2024, the undersigned (“Debtor”) promises to pay to the order of MUFG UNION BANK, N.A. (“Bank”), as indicated below, the principal sum of Nine Million and 00/100ths Dollars ($9,000,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

1. INTEREST PAYMENTS. Debtor shall pay interest on the last day of each month commencing August 31, 2021. Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed; provided that if an Interest Rate Hedge is outstanding, then interest on this note shall be computed on the basis of a year of 360 days, actual days elapsed. Whenever any payment required hereunder falls due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, unless, in the case of amounts accruing interest based on the LIBOR Rate, that day falls in a new calendar month, in which event such payment day shall be the next preceding Business Day. Subject to the provisions set forth in Exhibit A, if any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate (the “Replacement Rate”).

(a) BASE INTEREST RATE. At Debtor’s option, amounts outstanding hereunder in minimum amounts of $150,000 shall bear interest at a rate, based on an index selected by Debtor, which is two and one-half percent (2.5%) per annum in excess of the LIBOR Rate for the Interest Period selected by Debtor, acceptable to Bank. Notwithstanding the foregoing, if an Interest Rate Hedge is outstanding, then Debtor shall be deemed to have selected the LIBOR Rate for each relevant Interest Period.

No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank’s records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

BASENOTE.CA M (07/09)	Page 1	68946-1-UB67782

To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).

Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank’s rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

(b) VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at the Reference Rate, which rate shall vary as and when the Reference Rate changes.

(c) Subject to the provisions set forth in Exhibit A, notwithstanding anything contained in this note, if Bank determines that with respect to the LIBOR Rate (the “Applicable LIBOR Rate”), relevant deposits are not being offered to banks in the London interbank Eurodollar market for the relevant amounts and relevant maturities for a loan; adequate and reasonable means do not exist for ascertaining the Applicable LIBOR Rate, or the Applicable LIBOR Rate does not adequately and fairly reflect the cost to Bank of funding a loan, then Bank shall give Debtor notice thereof, and Bank shall be under no obligation to maintain the relevant loan as an Applicable LIBOR Rate based loan, and the relevant loan shall be continued bearing interest at the Replacement Rate (plus any applicable margin or spread as set forth in this note) and payable at the end of each calendar month or as otherwise may be agreed by Bank and Debtor.

The provisions set forth in Exhibit A attached hereto are made a part hereof and shall apply to this note.

At any time prior to the maturity date of this note, subject to the provisions of paragraph 4 below, Debtor may borrow, repay and reborrow hereunder so long as the total outstanding at any one time does not exceed the principal amount of this note.

Debtor shall pay all amounts due under this note in lawful money of the United States at Bank’s P.O. Box 30115, Los Angeles, CA 90030-0115 Office, or such other office as may be designated by Bank, from time to time.

2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

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4. PREPAYMENT.

(a) Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor’s intention to make such prepayment and pays to Bank the prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date (“Yield Rate”); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

(b) In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.

(c) Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Debtor without Debtor’s express agreement to pay Bank the prepayment fee described above.

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(d) If Debtor has entered into an Interest Rate Hedge, Debtor acknowledges and agrees that (i) Bank (or its affiliate) has the right, but not the obligation, under the Swap Documents (defined below) governing such Interest Rate Hedge, to compel an early termination, in full or in part, of such Interest Rate Hedge as a result of any unscheduled prepayment under this note, (ii) any such early termination may result in payment obligations (which may be substantial in amount) being owed by Debtor to Bank (or any affiliate of Bank) as early termination, close-out or settlement amounts, which amounts shall be determined in accordance with the Swap Documents governing such Interest Rate Hedge and shall be in addition to any prepayment fee and other charges specified herein, and (iii) if such full or partial early termination of the Interest Rate Hedge results in an amount owing by Bank or its affiliate to Debtor, then Bank may in its discretion apply such amount to prepayment of principal hereunder, together with accrued interest on such principal and any resulting prepayment fee. Debtor further acknowledges and agrees that neither Bank nor any of its affiliates is under any obligation to enter into Interest Rate Hedges with Debtor and that such Interest Rate Hedges will be governed by documentation separate from this note.

DEBTOR INITIAL HERE: __________   ________  ________  ________  ________

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the “Obligor”) under any security agreement, guaranty or other agreement between Bank and any Obligor, together with and including any document or agreement evidencing or governing any Interest Rate Hedge, or any other swap, option, forward or similar transaction entered into between Debtor and Bank or any affiliate of Bank (“Swap Document”); (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor’s debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor’s creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor’s property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgement, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (l) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest hereunder shall automatically become immediately due and payable.

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6. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys’ fees, (including the allocated costs of Bank’s in-house counsel and legal staff) incurred by Bank in the negotiation, documentation and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder. Debtor and any Obligor, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term “Debtor” includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank’s schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state’s law. The term “Bank” includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank, other than any such provision contained in a Swap Document.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: “Base Interest Rate” means a rate of interest based on the LIBOR Rate. “Base Interest Rate Loan” means amounts outstanding under this note that bear interest at a Base Interest Rate. “Base Rate Maturity Date” means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan. “Business Day” means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits are carried out in the London interbank market. “Interest Period” means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of 1, 3, 6 or 12 months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the first succeeding Business Day unless that day falls in a new calendar month, in which event such Interest Period shall end on the next preceding Business Day. “Interest Rate Hedge” means any interest rate swap, forward swap or swaption, or interest rate cap or collar transaction now or hereafter entered into between Debtor and Bank or any affiliate of Bank for purposes of hedging or mitigating, fully or partially, interest rate risk under this note. “LIBOR Rate” means, for any specified Interest Period, a per annum rate of interest determined by Bank as equal to the rate for deposits in US Dollars for a period comparable to the Interest Period which appears on the Reuters Screen LIBOR 01 Page (or any replacement or successor page or service) as of 11:00 a.m., London time, on the day that is two (2) Business Days preceding the first day of such Interest Period. For the avoidance of doubt, if the LIBOR Rate as so determined herein would be less than zero, the LIBOR Rate shall be deemed to be zero for the purposes of this note. “Origination Date” means the first day of the Interest Period. “Reference Rate” means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate. The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

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8. COUNTERPARTS/ELECTRONIC SIGNATURES. This document may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document. Delivery of a signature page to, or an executed counterpart of, this document by facsimile, email transmission of a scanned image, or other electronic means, shall be effective as delivery of an originally executed counterpart. The words “execution,” “signed,” “signature,” and words of like import in this document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, Electronic Signatures in Global and National Commerce Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, and the parties hereto hereby waive any objection to the contrary.

DEBTOR:

DecisionPoint Systems, Inc., a Delaware corporation

By:	/s/ Melinda Wohl
Melinda Wohl, Vice President Finance

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Exhibit A

BENCHMARK REPLACEMENT SETTING

The following provisions of this Exhibit A (this “Exhibit”) shall be effective notwithstanding anything to the contrary in the note to which this Exhibit is attached (the “Note”) or in any other document related to the Note (and any Swap Document shall be deemed not to be a document related to the Note for purposes of this Exhibit).

(a) BENCHMARK REPLACEMENT. If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any document related to the Note in respect of such Benchmark setting and subsequent Benchmark settings. Any replacement of a Benchmark with a Benchmark Replacement pursuant to this Exhibit shall be effective without any amendment to, or further action or consent of any other party to, the Note or any document related to the Note. Bank will have the right to make any changes (“Benchmark Replacement Conforming Changes”) to the Note that Bank decides may be appropriate to reflect the adoption and implementation of any such Benchmark Replacement and to permit the administration thereof by Bank from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Debtor.

(b) STANDARDS. Any determination, decision or election that may be made by Bank pursuant to this Exhibit, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in Bank’s sole discretion and without consent from Debtor. Bank does not warrant or accept responsibility for, and shall not have any liability to Debtor under the Note or otherwise for, any loss, damage or claim arising from or relating to (i) any matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the then-current Benchmark, (ii) the effect or implementation of any Benchmark Replacement Conforming Changes or (iii) any mismatch between the Benchmark or the Benchmark Replacement and any of Debtor’s other financing instruments (including those that are intended as hedges).

(c) UNAVAILABILITY OF TENOR OF BENCHMARK. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including USD LIBOR), then Bank may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Bank may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(d) LONDON INTERBANK OFFERED RATE BENCHMARK TRANSITION EVENT. On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this note and that any obligation of the Bank to notify any parties of such Benchmark Transition Event pursuant to this Exhibit A shall be deemed satisfied.

Rev. 05/20/2021	A-1	Comm Prom Base Rate Note-Swap Comp

(e) CERTAIN DEFINED TERMS. As used in this Exhibit:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an interest period pursuant to the Note as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the Benchmark Replacement that has replaced such prior benchmark rate.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the following order that can be determined by Bank for the applicable Benchmark Replacement Date: (1) the sum of (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment or (2) the sum of (A) the alternate benchmark rate that has been selected by Bank as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (B) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the benchmark rate floor, if any, provided in the Note initially (as of the execution of the Note, the modification, amendment or renewal of the Note or otherwise) with respect to USD LIBOR (the “Floor”), the Benchmark Replacement will be deemed to be such Floor for the purposes of the Note and the documents related to the Note.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable interest period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, (1) for purposes of clause (1) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such interest period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement and (2) for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank; provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with this Exhibit will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark: (1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein. For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Rev. 05/20/2021	A-2	Comm Prom Base Rate Note-Swap Comp

“Benchmark Transition Event” means, with respect to the then-current Benchmark, a public statement or publication of information: (a) by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark, (b) by the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide all Available Tenors of such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark, or (c) by the regulatory supervisor for the administrator of such Benchmark announcing that all Available Tenors of such Benchmark are no longer representative. For the avoidance of doubt, (i) a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark and (ii) each reference in this definition to a Benchmark shall also include any published component used in the calculation thereof.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Bank in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if Bank decides that any such convention is not administratively feasible for Bank, then Bank may establish another convention.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two Business Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by Bank.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published on the immediately succeeding Business Day by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on its website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by such administrator from time to time.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

Rev. 05/20/2021	A-3	Comm Prom Base Rate Note-Swap Comp